Exhibit 99.1

FOR IMMEDIATE RELEASE

Idenix Pharmaceuticals Contact:

Teri Dahlman, (617) 995-9807

IDENIX PHARMACEUTICALS APPOINTS CHARLES ROWLAND TO ITS BOARD OF DIRECTORS

CAMBRIDGE, Mass., June 10, 2013 — Idenix Pharmaceuticals, Inc. (NASDAQ: IDIX), a biopharmaceutical company engaged in the discovery and development of drugs for the treatment of human viral diseases, today announced that it has appointed Charles Rowland to its Board of Directors. Mr. Rowland is Vice President and Chief Financial Officer of ViroPharma Incorporated. His appointment to Idenix’s Board is effective immediately.

“Charlie brings valued financial expertise and background, with strong experience implementing mid- and long-term strategic planning at innovative biopharma companies,” said Ron Renaud, President and Chief Executive Officer of Idenix. “We are pleased to welcome Charlie to the Idenix Board at an important time for the Company as it continues to advance all-oral combination therapies for HCV, including a lead program in Phase II and earlier candidates approaching the clinic.”

Mr. Rowland has more than 28 years of diversified experience across a broad field of financial areas and accounting, including financial reporting, tax, treasury, and strategic financial planning. Prior to joining ViroPharma, he was executive vice president and chief financial officer at Endo Pharmaceuticals and served for a period as co-interim chief executive officer. Previously, Mr. Rowland was senior vice president, chief financial officer for Biovail Pharmacueticals. He also previously held positions of increasing responsibility at Breakaway Technologies, Pharmacia, Novartis and Bristol-Myers Squibb Company. Mr. Rowland holds a Bachelors of Science in accounting from St. Joseph’s University, and a Master of Business Administration degree from the Rutgers University.

ABOUT IDENIX

Idenix Pharmaceuticals, Inc., headquartered in Cambridge, Massachusetts, is a biopharmaceutical Company engaged in the discovery and development of drugs for the treatment of human viral diseases. Idenix’s current focus is on the treatment of patients with hepatitis C virus (HCV) infection. For further information about Idenix, please refer to www.idenix.com.

###